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                                                                     Exhibit 15.


July 15, 1999


Mr. Walter Z. Berger
Chief Financial Officer
Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle Suite 700
Indianapolis, Indiana 46204



Dear Mr. Berger:

We are aware that Emmis Communications Corporation has incorporated by reference in its Registration Statement Nos. 33-83890 and 333-14657 its Form 10-Q for the quarter ended May 31, 1999, which includes our report dated June 23, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ ARTHUR ANDERSEN LLP
------------------------
ARTHUR ANDERSEN LLP


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